Filed Pursuant to Rule 424(b)(3) and Rule 424(b)(8)
Registration Statement No.      333-280489

Prospectus Supplement No. 9

(To prospectus dated July 8, 2024)

AB INTERNATIONAL GROUP CORP.

Up to 4,500,000,000 Shares of Common Stock

This Prospectus Supplement No. 9 supplements the prospectus dated July 8, 2024, relating to the resale by the Selling Stockholder of up to 4,500,000,000 shares of common stock, par value $0.001 per share (the “Common Stock), of AB International Group Corp. (“AB International,” “we,” “us”, “our” or the “Company”), a Nevada corporation. Shares amounting to 3,000,000,000 shares of Common Stock are purchasable by Alumni Capital pursuant to the terms and conditions of the Purchase Agreement that we entered into with Alumni Capital on June 13, 2024 (the “Purchase Agreement”). Pursuant to the Purchase Agreement, we have the right to “put”,” or sell, at our discretion, up to $5,000,000 worth of shares of Common Stock to Alumni Capital. This arrangement is also sometimes referred to herein as the “Equity Line” and the $5,000,000 amount is sometimes referred to herein as the “Commitment Amount.” The 3,000,000,000 shares of Common Stock to be issued in connection with the Purchase Agreement would only represent approximately $420,000 using 70% of the lowest daily VWAP for the five days ending on July 3, 2024, which is far below $5,000,000 (the full amount of the Purchase Agreement). As a result, given our stock price, we may only be able to raise a small portion of the entire commitment amount under the Purchase Agreement.

Shares amounting to 1,500,000,000 are purchasable upon exercise at $0.00128 per share by Alumni Capital pursuant to the terms and conditions of a Common Stock Purchase Warrant. The number of shares under the Common Stock Purchase Warrant is subject to change based on the following formula: (i) fifty percent (50%) of the Commitment Amount, less the exercise value of all partial exercises prior to the Exercise Date, divided by (ii) the Exercise Price on the Exercise Date. The exercise price per was calculated by dividing $3,000,000 by the total number of issued and outstanding shares of common stock as of June 13, 2024. The exercise price is subject to change based on a change in the number of our outstanding shares.

We are not selling any shares of Common Stock under this prospectus and will not receive any of the proceeds from the sale of the Common Stock by Alumni Capital (referred to herein as the “Selling Stockholder”). However, we may receive up to an aggregate of $5 million in proceeds from the sale of our Common Stock to Alumni Capital pursuant to the Equity Line and up to $2.5 million in proceeds if Alumni Capital exercises the Common Stock Purchase Warrant.

This Prospectus Supplement No. 9 incorporates into our prospectus the information contained in our attached Annual Report on Form 10-K/A, which was filed with the Securities and Exchange Commission on December 5, 2025.

You should read this Prospectus Supplement No. 9 in conjunction with the prospectus, including any supplements and amendments thereto.

This Prospectus Supplement No. 9 is qualified by reference to the prospectus except to the extent that the information in this Prospectus Supplement No. 9 supersedes the information contained in the prospectus. This Prospectus Supplement No. 9 is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our Common Stock is quoted on the OTCPink, under the symbol “ABQQ.” On December 5, 2025, the last reported sale price of the Common Stock on the OTCPink was $0.0002 per share.

Investing in these securities involves a high degree of risk. See “Risk Factors” on page 4 of the prospectus for a discussion of information that should be carefully considered in connection with an investment in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 8, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K/A

Amendment No. 1

☒	Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
For the fiscal year ended August 31, 2025
☐	Transition Report pursuant to 13 or 15(d) of the Securities Exchange Act of 1934
For the transition period from __________ to__________
Commission File Number: 000-55979

AB International Group Corp.

(Exact name of registrant as specified in its charter)

Nevada	37-1740351
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
144 Main Street, Mt. Kisco, NY 10549
(Address of principal executive offices)
(917) 336-2398
(Registrant’s telephone number)
_______________________________________________________
(Former name, former address and former fiscal year, if changed since last report)

Securities registered under Section 12(b) of the Exchange Act: None

Securities registered under Section 12(g) of the Exchange Act: Common Stock, par value $0.001 per share

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes [ ] No [X]

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes [ ] No [X]

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

[X] Yes [ ] No

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). [X] Yes [ ] No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer
☒ Non-accelerated Filer	☒ Smaller reporting company
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. [ ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

[  ] Yes [X] No

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of the last business day of the registrant’s most recently completed second fiscal quarter. $446,067

State the number of shares outstanding for each of the issuer’s classes of common stock, as of the latest practicable date: 8,121,266,321 common shares as of November 28, 2025.

EXPLANATORY NOTE

AB International Group Corp. (the “Company”) is filing this Amendment No. 1 on Form 10-K/A (“Form 10-K/A”) to its Annual Report on Form 10-K for the fiscal year ended August 31, 2025, which was originally filed with the Securities and Exchange Commission on December 1, 2025 (the “Original Filing”).

The sole purpose of this Amendment is to file Exhibit 23.1 – Consent of Prager Metis CPAs, LLC, the Company’s independent registered public accounting firm, which was inadvertently omitted from the Original Filing.

In accordance with Rule 12b-15 under the Securities Exchange Act of 1934, as amended, this Form 10-K/A sets forth the complete text of Item 15 and includes new certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, dated as of the date of this filing.

No other information included in the Original Filing is amended hereby, and this Form 10-K/A does not reflect events occurring after the filing of the Original Filing or modify or modify or update those disclosures affected by subsequent events.

Item 15. Exhibits, Financial Statements Schedules

(a)	Financial Statements and Schedules

The following financial statements and schedules listed below are included in this Form 10-K.

Financial Statements (See Item 8)

		Incorporated by Reference		Filed or Furnished
Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith

3.1	Articles of Incorporation	S-1	3.1	10/10/14

3.2	Bylaws	S-1	3.2	10/10/14

3.3	Certificate of Amendment	8-K	3.1	6/7/18

3.4	Certificate of Change	8-K	3.1	6/18/19

3.5	Certificate of Amendment, dated October 11, 2022	S-1	3.5	6/26/24

3.6	Certificate of Designation Series A Preferred	8-K	3.1	9/11/20

3.7	Certificate of Withdrawal of Designation for Series B Preferred	8-K	3.3	12/1/23

3.8	Certificate of Withdrawal of Designation for Series C Preferred	8-K	3.1	12/1/23

3.9	Certificate of Withdrawal of Designation for Series D Preferred	8-K	3.2	12/1/23

4.1	Convertible Promissory Note	8-K	4.1	11/21/19

4.2	Convertible Debenture	8-K	4.1	12/18/19
					.
4.3	Common Stock Purchase Warrant	8-K	4.2	12/18/19

4.4	Convertible Promissory Note	8-K	4.1	1/10/20

4.5	Convertible Promissory Note	8-K	4.2	1/10/20

4.6	10% Convertible Note	8-K	4.1	2/21/20

4.7	10% Convertible Note	8-K	4.2	2/21/20

4.8	Convertible Promissory Note	8-K	4.1	3/18/20

4.9	Common Stock Purchase Warrant	8-K	10.1	3/18/20

4.10	10% Convertible Note	8-K	4.1	7/23/20

4.11	Convertible Promissory Note	8-K	4.1	7/28/20

4.12	Common Stock Purchase Warrant	8-K	4.1	8.3.20

4.13	Convertible Promissory Note	8-K	4.1	8/24/2020

4.14	Convertible Promissory Note	8-K	4.1	9/4/20

4.15	Convertible Promissory Note	8-K	4.2	9/4/20

4.16	Convertible Promissory Note	8-K	4.1	10/15/20

4.17	Common Stock Purchase Warrant	8-K	4.1	8/2/22

4.18	Common Stock Purchase Warrant	8-K	4.1	6/13/24

10.1	Patent License Agreement	8-K	10.1	6/6/17

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10.2	Agreement for Termination and Release	8-K	10.1	11/1/18

10.3	Chief Marketing Officer Employment Agreement	8-K	10.1	2/11/19

10.4	Chief Operating Officer Employment Agreement	8-K	10.1	2/11/19

10.5	Securities Purchase Agreement	8-K	10.1	11/21/19

10.6	Securities Purchase Agreement	8-K	10.1	12/18/19

10.7	Securities Purchase Agreement	8-K	10.1	1/10/20

10.8	Securities Purchase Agreement	8-K	10.2	1/10/20

10.9	Securities Purchase Agreement	8-K	10.1	2/21/20

10.10	Securities Purchase Agreement	8-K	10.2	2/21/20

10.11	Securities Purchase Agreement	8-K	4.2	3/18/20

10.12	Securities Purchase Agreement	8-K	10.1	7/23/20

10.13	Securities Purchase Agreement	8-K	10.1	7/28/20

10.14	Equity Purchase Agreement	8-K	10.1	8/3/20

10.15	Registration Rights Agreement	8-K	10.2	8/3/20

10.16	Securities Purchase Agreement	8-K	10.1	8/24/20

10.17	Separation Agreement and Release with Jianli Deng, dated August 29, 2020	8-K	10.1	9/1/20

10.18	Separation Agreement and Release with Lijun Yu, dated August 29, 2020	8-K	10.2	9/1/20

10.19	Separation Agreement and Release with Linqing Ye, dated August 29, 2020	8-K	10.3	9/1/20

10.20	Securities Purchase Agreement	8-K	10.1	9/4/20

10.21	Securities Purchase Agreement	8-K	10.2	9/4/20

10.22	Securities Purchase Agreement	8-K	10.1	10/15/20

10.23	Securities Purchase Agreement	8-K	10.1	10/20/20

10.24	Termination and Release Agreement	8-K	10.1	11/25/20

10.25	Termination and Release Agreement	8-K	10.1	12/1/20

10.26	Series C Preferred Stock Purchase Agreement	8-K	10.1	1/29/21

10.27	Employment Agreement	8-K	10.1	2/24/21

10.28	Series C Preferred Stock Purchase Agreement	8-K	10.1	3/2/21

10.29	Series C Preferred Stock Purchase Agreement	8-K	10.1	11/3/21

10.30	Lease Agreement	8-K	10.1	11/2/21

10.31	Series C Preferred Stock Purchase Agreement	8-K	10.1	9/13/21

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10.32	Series C Preferred Stock Purchase Agreement	8-K	10.1	1/28/22

10.33	Series C Preferred Stock Purchase Agreement	8-K	10.1	3/21/22

10.34	Amendment to Employment Agreement	8-K	10.1	5/24/22

10.35	Series C Preferred Stock Purchase Agreement	8-K	10.1	6/17/22

10.36	Series C Preferred Stock Purchase Agreement	8-K	10.1	8/1/22

10.37	Common Stock Purchase Agreement	8-K	10.1	8/2/22

10.38	Form of Repurchase Agreement	8-K	10.1	1/29/24

10.39	Series C Preferred Stock Purchase Agreement	8-K	10.1	9/15/22

10.40	Common Stock Purchase Agreement	8-K	10.1	6/13/24

10.41	Stock Purchase Agreement	8-K	10.1	2/25/25

10.42	Contribution Agreement	8-K	10.1	5/9/25

10.45	License Agreement	8-K	10.2	5/9/25

10.46	Securities Purchase Agreement	8-K	10.1	5/27/25

10.47	Amendment to License Agreement	8-K	10.1	7/14/25

10.48	Final Execution Agreement for Intellectual Property Transfer	8-K	10.2	7/14/25

23.1	Consent of Prager Metis CPSs, LLC	10-K/A	23.1	12/8/2025

31.1	Certification of Chief Executive Officer pursuant to Securities Exchange Act Rule 13a-14(a)/15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002	10-K/A	31.1	12/8/2025

31.2	Certification of Chief Financial Officer pursuant to Securities Exchange Act Rule 13a-14(a)/15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002	10-K/A	31.2	12/8/2025

32.1	Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002	10-K/A	32.1	12/8/2025
101 INS*	Inline XBLR Instance Document
101 SCH*	Inline XBLR Taxonomy Extension Schema Document
101 CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101 LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101 PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
101 DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101 attachments)

* These certifications are being furnished solely to accompany this quarterly report pursuant to 18 U.S.C. Section

1350, and are not being filed for purposes of Section 18 of the Securities Exchange Act of 1934 and are not to be incorporated by reference into any filing of the Registrant, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

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SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AB International Group Corp.

DATE	SIGNATURE	TITLE

December 5, 2025	/s/ Chiyuan Deng	Chief Executive Officer, Chief Financial Officer and Director
	Chiyuan Deng	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

In accordance with Section 13 or 15(d) of the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

DATE	SIGNATURE	TITLE

December 5, 2025	/s/ Chiyuan Deng	Chief Executive Officer, Chief Financial Officer and Director
	Chiyuan Deng	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

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